UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________________
FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 22, 2013
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SHORETEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33506	77-0443568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 Stewart Drive, Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (408) 331-3300

_______________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

On November 22, 2013, Mr. Keith Nealon, President and General Manager of the Cloud division of ShoreTel, Inc. (the "Company"), announced his resignation from the Company effective February 28, 2014. Mr. Nealon will stay with the Company in his current role through December 31, 2013 and will serve in an advisory role to the Chief Executive Officer from January 1, 2014 through February 28, 2014 (the "Transition Period") in order to transition his responsibilities.   Mr. Nealon was the former Chief Revenue Officer of M5 Networks, Inc., a cloud telephony provider the Company acquired on March 23, 2012.  With the go-to-market and operational integration from this acquisition well under way, his position will not be backfilled.

On November 24, 2013, the Company entered into a transitional employment agreement (the "Transitional Employment Agreement") with Keith Nealon, whereby Mr. Nealon provided a release of claims in favor of the Company, agreed to remain in his current role through December 31, 2013 and agreed to provide advisory services during the Transition Period.  Either party may terminate Mr. Nealon's services at any time, including prior to the end of the Transition Period, subject to the Company's and Mr. Nealon's obligations set forth below. In the Transitional Employment Agreement, Mr. Nealon releases and waives any rights to payments upon a termination of employment as provided in his Retention Incentive Agreement with the Company, dated February 1, 2013.

Terms of Transitional Employment Agreement. Through December 31, 2013 and during the Transition Period, the Company will continue to pay Mr. Nealon's regular base salary (annualized at $285,000), and Mr. Nealon will continue to be eligible to participate in the Company's Employee Stock Purchase Plan and 401(k) Plan, will continue to vest in his equity awards, and will continue to participate in Company-sponsored health benefit plans to the fullest extent allowed by such plans. In addition, Mr. Nealon will be eligible to receive his bonus for the first half of the Company's 2014 fiscal year, subject to determination and approval by the Company's Board (the "1HFY14 Bonus").  There will be no adjustment to the calculation of the 1HFY14 Bonus based on any calculations related the second half of the Company's 2014 fiscal year.  In addition, Mr. Nealon will not be eligible for any bonus relating to the second half of the Company's 2014 fiscal year.

Mr. Nealon previously received two one-time bonuses in 2013.  He remains obligated to repay a prorated amount of one of these bonuses if he voluntarily terminates his employment prior to February 1, 2014.  He remains obligated to repay the full amount of the second of these bonuses if he voluntarily terminates his employment prior to February 28, 2014.  In both cases, the repayment obligation is waived if the Company terminates him prior to the applicable final repayment date without Cause (as defined in the Transitional Employment Agreement).

If the Company terminates Mr. Nealon's employment without Cause prior to February 28, 2014, and provided Mr. Nealon takes all steps to make a release of claims in favor of the Company effective within 60 days of such termination, then Mr. Nealon will be entitled to receive any accrued benefits at such time and only the following additional benefits: (1) a lump sum payment of Mr. Nealon's remaining base salary he would have been paid through February 28, 2014, (2) a lump sum payment of any unpaid portion of his 1HFY14 Bonus to the extent the termination occurs on or after the applicable measurement period and (3) accelerated vesting of all of Mr. Nealon's outstanding equity awards as if he remained in service through February 28, 2014.

Finally, Mr. Nealon agreed to provide a release of claims in favor of the Company upon the completion of the Transition Period and to not solicit employees and to not compete with the Company for a period of twelve months following the termination of this employment.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORETEL, INC.
(Registrant)

November 25, 2013	/s/ MICHAEL E. HEALY
(Date)	Michael E. Healy Chief Financial Officer